Exhibit 10.31.2

AVERY DENNISON CORPORATION

2005 EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN

ARTICLE 1

PURPOSE

The 2005 Executive Variable Deferred Retirement Plan (“Plan”) adopted by Avery Dennison Corporation, a Delaware corporation (the “Company”) on behalf of itself and its participating Subsidiaries, originally effective as of December 1, 2004, is hereby amended and restated effective as of January 1, 2008, to comply with Internal Revenue Code Section 409A and applicable authorities promulgated thereunder. The Plan is a deferred compensation plan for Eligible Executives employed by the Company and its Participating Subsidiaries. All vested deferred compensation account balances as of November 30, 2004, grandfathered under the Code Section 409A transition rules, shall be governed by prior deferred compensation plan documents and no subsequent amendment shall apply to such grandfathered amounts. All amounts deferred, contributed or which became vested on or after December 1, 2004 shall be subject to the provisions of this amended and restated Plan. The Plan is intended, and shall be interpreted in all respects, to comply with the provisions of Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 2

DEFINITIONS AND CERTAIN PROVISIONS

2.1 Account(s). “Account” or “Accounts” means the bookkeeping account(s) established for record keeping purposes for a Participant pursuant to Section 6.1, which shall include one or more Deferral Accounts, a Company Contributions Account, any Special Unit Accounts and/or Stock Unit Account which may be established for the Participant by the Company.

2.2 Administrator. “Administrator” means the administrator appointed by the Committee to handle the day-to-day administration of the Plan pursuant to Article 9.

2.3 Allocation Election. “Allocation Election” means the form or electronic communication by which a Participant elects the Declared Rate(s) to be credited as notional earnings or losses to such Participant’s Account.

2.4 Annual Base Salary. “Annual Base Salary” means an Eligible Employee’s annual salary at the time of deferral, or any other subsequent date as determined by the Administrator in its discretion, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company. For Eligible Employees who are sales representatives for the Company, Annual Base Salary (solely for the purpose of computing the maximum deferral amount under Section 4.3) shall include any commissions earned by such Eligible Employee.

2.5 Annual Deferral. “Annual Deferral” means the amount of Annual Base Salary and/or Bonus that the Participant elects to defer under the Plan for a Plan Year.

2.6 Beneficiary. “Beneficiary” means the person or persons or entity designated as such by a Participant pursuant to Article 8.

2.7 Benefit. “Benefit” means any benefit provided under the terms of the Plan.

2.8 Bonus. “Bonus” means the bonus to which the Participant is entitled from the Company under any bonus plan or incentive program specified by the Administrator, including any annual bonus plan or long-term incentive plan, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

2.9 Change of Control. “Change of Control” means “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company (but not a Participating Subsidiary, except as provided under Article 10), within the meaning of Code Section 409A and shall include any of the following events as such concepts are interpreted under Code Section 409A:

(a) the date on which a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(b) the acquisition, by any one person, or by persons acting as a group, or by a corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(i) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value, or (ii) the total voting power of the stock of the Company;

(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or

(iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition, during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Code Section 409A shall not constitute a Change of Control.

2.10 Code. “Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities.

2.11 Committee. “Committee” means the deferred compensation plans administrative committee appointed to administer the Plan pursuant to Article 9.

2.12 Company. “Company” means Avery Dennison Corporation, a Delaware corporation, acting on behalf of itself and its Participating Subsidiaries, as the context may require.

2.13 Company Contributions. “Company Contributions” means discretionary Matching Contributions or Special Unit Contributions made by the Employer on behalf of the Participant pursuant to Article 5.

2.14 Company Contributions Account. “Company Contributions Account” means an Account established to hold discretionary Matching Contributions pursuant to Sections 5.1 and 6.1.

2.15 Declared Rate. “Declared Rate” means the notional rates of return (which may be positive or negative) of the individual investment options selected by a Participant for such Participant’s Account, as referred to in Article 6.

2.16 Deferral Account. “Deferral Account” means an Account established to hold Annual Deferrals pursuant to Sections 4.1 and 6.1.

2.17 Disability Benefit. “Disability Benefit” means the Benefit payable to a Participant in accordance with Section 7.4 after the Participant has become Disabled.

2.18 Disability or Disabled. “Disability or Disabled” shall be interpreted in accord with the requirements of Code Section 409A and shall mean, in the case of a Participant, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.

2.19 Distribution. “Distribution” means any payment to a Participant or Beneficiary according to the terms of this Plan.

2.20 Early Termination Benefit. “Early Termination Benefit” means the lump-sum amount payable to a Participant who ceases to be an Employee pursuant to the provisions of Section 7.2 or 7.3.

2.21 Eligible Employee. “Eligible Employee” means an Employee who is (i) a member of a select group of management, or a highly compensated employee, and (ii) who meets the annually indexed salary requirement and/or such other eligibility requirements as may be established by the Committee.

2.22 Employee. “Employee” means any person employed by the Company or a Participating Subsidiary.

2.23 Employer. “Employer” means the Company or the Participating Subsidiary that is the legal employer of the relevant Participant.

2.24 Enrollment Period. “Enrollment Period” means the period(s) designated for a particular Plan Year by the Administrator for enrollments.

2.25 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, as interpreted by applicable authorities.

2.26 Matching Contributions. “Matching Contributions” means contributions made by the Employer on behalf of a Participant pursuant to Section 5.1.

2.27 Participant. “Participant” means an Eligible Employee who has filed a completed and executed Participation Election Form with the Administrator, and who is participating in the Plan in accordance with the provisions of Articles 3 and 4.

2.28 Participating Subsidiary. “Participating Subsidiary” means a subsidiary corporation the majority of the outstanding stock of which is owned, directly or indirectly by the Company.

2.29 Participation Election. “Participation Election” means the commitment to make a deferral under the Plan, submitted by the Participant to the Administrator pursuant to Articles 3 and 4 of the Plan. The Participant Election may take the form of an electronic communication followed by appropriate confirmation according to procedures established by the Administrator.

2.30 Plan. “Plan” means this 2005 Executive Variable Deferred Retirement Plan, a non-qualified elective deferred compensation plan, as the same may be amended from time to time.

2.31 Plan Year. “Plan Year” means the calendar year.

2.32 Settlement Date. “Settlement Date” means the date by which a lump-sum payment shall be made or the date by which installment payments shall commence under the Plan. Unless otherwise specified, the Settlement Date shall be as soon as practicable after, but in all events no later than ninety (90) days following, the Valuation Date. In the case of a Participant’s death, the Administrator shall be provided with the documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the foregoing or any other provision of the Plan, in the event that a Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation, any stock of which is publicly traded on an established securities market, the Settlement Date with respect to payments triggered by Termination of Employment (other than be reason of death or Disability) or Change in Control shall be paid only after the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant’s Termination of Employment, or (ii) the Participant’s death, consistent with the provisions of Code Section 409A. Any payments delayed by reason of the preceding sentence shall be caught up and paid in a single lump-sum on the first day such payments are permissible consistent with the application of Code Section 409A.

2.33 Special Unit Contribution. “Special Unit Contribution” means a contribution made by the Employer on behalf of a Participant pursuant to Section 5.2.

2.34 Special Unit Account. “Special Unit Account” means an Account created to hold a Special Unit Contribution pursuant to Sections 5.2 and 6.1.

2.35 Special Unit Award Agreement. “Special Unit Award Agreement” means the agreement between the Participant and the Company specifying the terms of a Special Unit Contribution including the vesting schedule and payout elections applicable to such Special Unit Contribution. The Special Unit Award Agreement may take the form of an electronic communication followed by appropriate confirmation according to procedures established by the Administrator.

2.36 Stock Unit Contribution. “Stock Unit Contribution” means a contribution made by the Company on behalf of a Participant pursuant to Section 5.3.

2.37 Stock Unit Account. “Stock Unit Account” means an Account created to hold all Stock Unit Contribution on behalf of a single Participant pursuant to Sections 5.3 and 6.1.

2.38 Stock Unit Award Agreement. “Stock Unit Award Agreement” means a Performance Unit Agreement or such other agreement between a Participant and the Company specifying the terms of a Stock Unit Contribution. The Stock Unit Award Agreement may take the form of an electronic communication followed by appropriate confirmation according to procedures established by the Administrator.

2.39 Survivor Benefit. “Survivor Benefit” means those Plan Benefits that become payable upon the death of a Participant pursuant to Section 7.5.

2.40 Termination of Employment. “Termination of Employment” means the cessation of a Participant’s employment with the Employer for any reason, whether voluntary or involuntary, including by reason of retirement, Disability or death. For purpose of the preceding sentence, Termination of Employment shall be interpreted consistent with the requirements of Code Section 409A for “separation from service”.

2.41 Valuation Date. “Valuation Date” means the date on which the Account is valued for Distribution purposes. This date shall be the last day of the month in which an event occurs that triggers a Benefit payment.

2.42 Years of Participation. “Years of Participation” means the cumulative consecutive years of participation in this Plan or in any other nonqualified deferred compensation plan sponsored by the Company, as determined in the complete and sole discretion of the Administrator.

ARTICLE 3

PARTICIPATION

3.1 Participation. The Administrator shall notify Eligible Employees generally not less than thirty (30) days (or such lesser period as may be practicable under the circumstances) prior to any deadline for filing a Participation Election Form. An Eligible Employee must submit a Participant Election during the Enrollment Period established by the Administrator to become a Participant.

3.2 Participation Election. An Eligible Employee shall become a Participant in the Plan no later than the first day of the Plan Year coincident with or beginning after the date the Employee is designated as an Eligible Employee, provided such Employee has filed a Participant Election with the Administrator. To be effective, the Eligible Employee must submit the Participant Election during an Enrollment Period or any other such time as determined by the Administrator. The Administrator may establish a special Enrollment Period during a Plan Year within thirty (30) days after an Eligible Executive first becomes eligible to participate in the Plan (if the Eligible Employee is not already a participant in any plan that is aggregated with this Plan for purposes of Code Section 409A), to allow deferrals by such newly Eligible Employee of amounts earned during the balance of such Plan Year.

3.3 Continuation of Participation. A Participant who has elected to participate in the Plan by submitting a Participant Election shall continue as a Participant until all Benefits payable to or on behalf of the Participant under the Plan have been distributed. In the event a Participant becomes ineligible to continue participation in the Plan, but has not experienced a Termination of Employment, no further Annual Deferrals or Company Contributions shall be made by or on behalf of the Participant but the Participant’s Accounts shall be held and administered in accordance with the Plan until such time as the Participant’s Accounts have been completely distributed.

ARTICLE 4

PARTICIPANT DEFERRALS

4.1 Annual Deferral. On the Participation Election Form, and subject to the restrictions set forth herein, an Eligible Employee shall designate the amount of Annual Base Salary and Bonus to be deferred for the following Plan Year or Bonus performance period, or such other period as the Committee may determine, provided that any deferral election shall be made no later than the last day of the calendar year preceding the calendar year (or, in the case of a new Participant, the thirtieth (30th) day following initial eligibility for the remaining portion of the Plan Year) in which the services are performed for which such Annual Base Salary or Bonus are earned; except and provided further that, to the extent allowed by Code Section 409A, the Committee may allow deferral elections to be made or revised no later than six (6) months before the end of the performance period solely with respect to any “performance-based compensation” as defined in Code Section 409A that is based on services performed over a period of at least twelve (12) months. For this purpose, the Committee shall determine, in its complete and sole discretion, whether any Bonus qualifies as “performance-based compensation” as defined under Code Section 409A.

4.2 Minimum Deferral. The minimum amount of Annual Deferral that may be deferred shall be two percent (2%) of a Participant’s Annual Base Salary.

4.3 Maximum Deferral. The standard maximum amount of Annual Deferral that may be deferred shall be seventy-five percent (75%) of a Participant’s Annual Base Salary and one hundred percent (100%) of a Participant’s Bonus; provided that, with the approval of the Administrator, Participants may defer up to one hundred percent (100%) of their Annual Base Salary, less applicable withholdings. Notwithstanding the foregoing, the Committee may further limit the maximum or the minimum amount of deferrals by any Participant or group of Participants in its sole discretion.

ARTICLE 5

DISCRETIONARY COMPANY CONTRIBUTIONS

5.1 Discretionary Matching Contributions. The Employer, in its sole discretion, may credit to selected Participants’ Accounts a discretionary amount or match of an Annual Deferral in any amount determined by the Company. Matching Contributions shall be made in the complete and sole discretion of the Company and no Participant or Eligible Employee shall have the right to receive any Matching Contribution regardless of whether Matching Contributions are made on behalf of other Participants. Matching Contributions shall vest at the time specified by the Company.

5.2 Special Unit Contributions. The Employer, in its complete and sole discretion, may credit an amount to the Plan on behalf of an existing Participant or a newly Eligible Employee as a special bonus award or a deferred signing bonus (a “Special Unit Contribution”). Such amounts shall be granted pursuant to a Special Unit Award Agreement which shall specify the period over which such Special Unit Contribution shall vest. The Participant may be granted an election with respect to the time and form of payment of a Special Unit Contribution during the thirty (30) day period following the grant of a Special Unit Contribution if such Contribution is subject to a substantial risk of forfeiture for a minimum of twelve (12) months after the end of such election period (i.e., 13 months after the grant date), or as otherwise permitted under Code Section 409A.

5.3 Stock Unit Contributions. A Participant may be credited an amount under the Plan as a hypothetical stock contribution (a “Stock Unit Contribution”), for example, pursuant to a Performance Unit Award under the Company-sponsored Employee Stock Option and Incentive Plan or any successor plan or similar plan, as determined by the Company in its complete and sole discretion, and as evidenced by a Stock Unit Award Agreement. The Stock Unit Award Agreement may specify that such award is to be contributed to this Plan or the Participant may be granted an election with respect to such an award to defer such phantom stock unit award into this Plan within the thirty (30) day period following grant of the award but only if such stock unit award is subject to a substantial risk of forfeiture for a minimum of twelve (12) months after the end of such election period (i.e., 13 months after the grant date), or as otherwise permitted under Code Section 409A.

ARTICLE 6

ACCOUNTS AND INVESTMENT OPTIONS

6.1 Accounts. Solely for record keeping purposes, the Company shall maintain up to five (5) Deferral Accounts under the Plan for each Participant. Annual Deferrals shall be credited by the Employer to the Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant. The Company shall also maintain a Company Contributions Account for each Participant which shall be credited with any Matching Contributions made on behalf of such Participant pursuant to Section 5.1, as directed by the Company. In addition to Deferral Accounts and Company Contribution Accounts, separate Special Unit Accounts shall be maintained for each Special Unit Contribution and a separate Stock Unit Account shall be maintained for all Stock Unit Contributions made to the Plan on behalf of a Participant, if any, as directed by the Company. All of a Participant’s Accounts, except the Stock Unit Account, shall be credited (and compounded daily) with a notional rate of return (positive or negative) based on the Declared Rate(s) elected by the Participant under Section 6.2. Stock Unit Accounts shall be credited as provided in Section 6.4.

6.2 Participant Election of Declared Rates. The crediting rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Committee. The Administrator shall establish a procedure by which a Participant may make an Allocation Election among any combination of Declared Rates in one percent (1%) increments up to one hundred percent (100%) and may change the Declared Rate(s) at least once per week with such change(s) effective as of the first day of the next following week. Such investment elections may apply to future deferrals and/or to the existing Account balances, as indicated by the Participant. Notwithstanding the foregoing, the Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Company.

6.3 Declared Rates. A Participant may select from Declared Rates which may from time to time be established under the Plan and the number of which may be expanded by the Committee; it being the intention that at all times Participants will have at least nine (9) core investment fund choices comparable in focus, type and quality to those listed on Exhibit A. The Declared Rates provide a rate of return (positive or negative) that are based on the actual net performance of the Declared Rate(s) selected by the Participant. The Declared Rates credited to Participant Accounts shall be the actual net performance of the Declared Rates, to which will be added a basis point credit, which credit (when added to the actual net performance of the Declared Rates) will together be approximately equivalent on average to crediting the actual gross performance of the Declared Rates less twenty (20) basis points.

6.4 Stock Unit Accounts. A Participant’s Stock Unit Account shall be credited with the number of phantom shares of common stock of the Company specified in the Stock Unit Award Agreement. Amounts credited to a Stock Unit Account shall be distributed in kind, subject to compliance with all legal requirements. The Committee shall administer any Stock Unit Account consistent with the intent of the Plan to reflect a hypothetical investment in common stock of the Company and shall have the complete and sole discretion to establish a minimum or maximum share level and/or require the adjustment in number or conversion of notional shares held in a Stock Unit Account to an alternative form of security as appropriate to accomplish the intent of the Plan to treat such notional stock units similarly to actual shares of Company common stock. Prior to distribution, Participants shall have no rights as shareholders with respect to amounts credited to a Stock Unit Account except that Participants shall be entitled to be credited with dividend equivalents on vested awards or otherwise as provided under the terms of the Stock Unit Award Agreement. Such dividend equivalents shall be considered current earnings on the Stock Unit Account and shall be credited in the form of additional share units to the Stock Account based on the value of Company stock as of the date dividends are paid to shareholders of the Company.

6.5 Valuation of Accounts. The value of an Account as of any date shall equal the amounts theretofore credited or debited to such Account, plus the deemed earnings or losses of such Account in accordance with this Article 6 through the day immediately preceding such date.

6.6 Vesting. A Participant shall be one hundred percent (100%) vested at all times in amounts credited to the Participant’s Deferral Accounts. Amounts credited to a Participant’s Company Contributions Account or Special Unit Account shall vest as specified by the Company or in the Special Award Agreement. Amounts credited to a Participant’s Stock Unit Account shall vest as provided under the applicable Stock Unit Award Agreement for such Stock Unit Contribution.

6.7 Statement of Accounts. The Administrator (or an agent thereof) shall provide to each Participant periodic statements or on-line access to information setting forth the Participant’s deferrals, Declared Rate(s) (credits or debits), Distributions and Account balance.

6.8 Errors in Benefit Statements, Deferrals, Distributions or Administration. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in the amount of a Participant’s deferral, immediately upon the discovery of such error, if possible, the next deferral of such Participant shall be adjusted upward or downward to correct such prior error subject to compliance with permissible corrections procedures established under Code Section 409A. In the event of an error in a Distribution, the applicable Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next Distribution to such Participant shall be adjusted upward or downward to correct such prior error subject to compliance with permissible corrections procedures established under Code Section 409A. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment to such Participant, the Company may, at its discretion, offset other amounts payable to the Participant from the Company to the extent permitted under all applicable laws, to recoup the amount of such overpayment(s). It is the intent of the Company that the Plan be interpreted and administered to comply in all respects with Code Section 409A. However, Participants and/or their Beneficiaries shall be responsible for any and all taxes resulting from participation in the Plan, and the Company shall have no liability to the Participant or any Beneficiary in the event any taxes or excise taxes may ultimately be determined to be applicable to any deferral, contribution, vesting event or Distribution under the Plan.

ARTICLE 7

BENEFITS

7.1 Normal Benefit Distribution Election.

(a) Initial Election. At the time of entering the Plan or, if later, on or before December 31, 2008, Participants shall designate the time and form of distributions of amounts credited to their Accounts, from among the distribution alternatives specified herein. A Participant may establish up to five (5) Deferral Accounts with different payout elections. Thereafter, at the time of making an Annual Deferral election under the Plan, the Participant shall designate the time and form of Distribution of deferrals made pursuant to such election by directing such deferrals to one or more existing Accounts or by establishing one or more new Accounts with new payout elections. A Participant shall have no more than five (5) Deferral Accounts in existence at any one time under the Plan. A Participant may elect to make additional deferrals into an existing Account in a subsequent Plan Year but may only make a new distribution election for such Account in accordance with the change in elections provisions specified in Section 7.1(b). If deferrals are directed to an Account which is in payout status, such deferrals shall be paid out over the remaining installment period commencing with the calendar year following the year in which the deferral is credited to the Account. At the time of entering the Plan or, if later, on or before December 31, 2008, Participants shall designate the time and form of distributions of amounts credited to their Company Contributions Accounts. The time and form of payment of a Special Unit Account shall be specified in the Special Unit Award Agreement or elected within the first thirty (30) days following the award of such Special Unit Contribution as provided in Section 5.2. All of a Participant’s Stock Unit Accounts shall be paid in a single lump-sum on the Settlement Date next following the Participant’s Termination of Employment for any reason unless preceded by a Change in Control as specified in Section 7.6, subject to compliance with all applicable laws.

(b) Modification of Election. A distribution election with respect to an existing Account under the Plan may only be changed under the terms and conditions specified by the Committee in compliance with Code Section 409A. After December 31, 2008, except as expressly provided in this Article 7, no acceleration of a distribution is permitted and a subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(i) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(ii) in the case of payments made on account of Termination of Employment (other than by reason of death or Disability), Change in Control, or a scheduled date, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(iii) in the case of payments made according to a scheduled date, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, distribution elections shall be made on an Account by Account basis and installment payments from a single Account shall be treated as a single payment. Changes complying with the requirements of this Section 7.1(b) may be made any number of times with respect to the same Account but in no event may any change delay the distribution of benefits payable from any Account beyond the date the Participant attains (or a deceased Participant would have attained) age eighty-five (85). No changes shall be made to the timing or form of distribution of a Stock Unit Account unless specifically approved by the Committee. Election changes made pursuant to this Section 7.1(b) shall be made in accordance with rules established by the Committee, and shall comply with all applicable requirements of Code Section 409A and applicable authorities.

7.2 Benefit Distribution Alternatives. The Participant shall be entitled to select the time and form of payment of Distributions from a particular Account from among the following alternatives set forth below. Benefits shall be paid according to the Participant’s distribution elections unless such distribution election is superseded by an alternative distribution event such as death, Disability, Unforeseeable Emergency, early Termination of Employment, or Change in Control, as specified in this Article 7. No distribution alternatives shall apply to a Stock Unit Account, which shall be payable only in the form of a single lump-sum on the Settlement Date next following Termination of Employment for any reason unless preceded by Change in Control as specified in Section 7.6.

(a) Form of Distribution. The available forms of payment from each of the Participant’s Accounts (other than a Stock Unit Account) shall be as follows:

(i) Lump-Sum. One lump-sum payment.

(ii) Installment Payments. Monthly installments of principal and interest payable over a period of any number of years up to twenty (20), but in no event ending later than the date on which the Participant shall attain age eighty-five (85). Installment payments shall be calculated on an annual basis but paid during the Plan Year at approximately monthly intervals as may be determined by the Committee, provided that such intervals shall not be less frequent than quarterly, except in the final year of payments when only one installment shall be made in January of such final Plan Year. Installment payments shall be based on the Participant’s vested Account balance at the beginning of the payment period and shall be recalculated annually by dividing the Participant’s vested Account balance as of the last day of the Plan Year by the number of remaining years in the payment period based on the Participant’s retirement payment election. Accounts shall continue to be credited during the payment period based on the Participant’s choice among Declared Rates as provided in Article 6. In the event that any amounts credited to a Participant’s Account vest after the end of the installment period, such amounts shall be paid in a single lump-sum on the Settlement Date next following the Participant’s Termination of Employment. Notwithstanding the foregoing, an installment payout election shall not be available prior to the date that the Participant shall have completed five (5) Years of Participation.

(iii) Small Benefit Exception. Notwithstanding the foregoing, in the event that the total balance payable from all of a Participant’s Accounts under this Plan (and any other plans aggregated with this Plan for purposes of Code Section 409A) as of the date of the Participant’s Termination of Employment is less than the applicable dollar amount under Code Section 402(g)(1)(B) for the calendar year of payment, the Company shall have the discretion to pay all of the Participant’s benefits under the Plan in the form of a single lump-sum, subject to compliance with Code Section 409A.

If no election is made regarding the form of benefits from a particular Account, benefits from that Account shall be paid in a single lump-sum.

(b) Commencement of Payment of Benefits. The available commencement dates for payment from a Participant’s Accounts (other than a Stock Unit Account) are as follows:

(i) Upon the Settlement Date next following Termination of Employment;

(ii) In January of any specified Plan Year (without regard to Termination of Employment, except as provided in Section 7.3); or

(iii) Upon the earlier of January of a specified Plan Year or the Settlement Date next following Termination of Employment.

If a Participant does not elect a commencement date for benefits from a particular Account, benefits from such Account shall commence on the Settlement Date next following the Participant’s Termination of Employment.

7.3 Early Termination Benefit. In the event of a Participant’s Termination of Employment for any reason other than death, Disability, or prior to completion of five (5) Years of Participation, the Participant shall receive an Early Termination Benefit equal to the outstanding vested balance of each of the Participant’s Accounts, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum distribution on the Settlement Date next following such early Termination of Employment. The Participant shall be entitled to no further Benefits under this Plan.

7.4 Disability Benefit. In the event of a Participant’s Disability prior to complete distribution of all of the Participant’s Accounts, the Participant shall receive a Disability Benefit equal to the outstanding vested balance of each of the Participant’s Accounts, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum Distribution on the last day of the fifteenth (15th) month commencing after the month in which such Disability occurs, unless the Participant makes a timely election under Section 7.1(b), during the first three (3) months following Disability, to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump-sum or over a period of up to twenty (20) years. Notwithstanding the foregoing, no delay in distribution shall be available for a Stock Account which shall be paid on the Settlement Date next following Termination of Employment by reason of Disability.

7.5 Survivor Benefits. In the event of a Participant’s death prior to complete distribution of all of the Participant’s Accounts, the Participant’s Beneficiary shall receive a Survivor Benefit equal to the outstanding vested balance of each of the Participant’s Accounts, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum Distribution on the last day of the fifteenth (15th) month commencing after the month in which the Participant’s death occurs, unless the Beneficiary makes a timely election during the first three (3) months following the Participant’s death, which is in compliance with Code Section 409A, to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump-sum or over a period of up to twenty (20) years. Notwithstanding the foregoing, no delay in distribution shall be available for a Stock Account which shall be paid on the Settlement Date following death.

7.6 Change of Control or other Benefit. In the event a Change in Control occurs before a Participant’s Account has been fully distributed, the Participant shall receive an amount equal to the balance of the Account, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum distribution on the last day of the fifteenth (15th) month commencing after the month in which such Change in Control occurs, unless the Participant makes a timely election under Section 7.1(b), during the first three (3) months following such Change in Control, to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump-sum or over a period of up to twenty (20) years, except that with respect to a Stock Account, any delayed distribution must be paid in the form of a single lump-sum.

7.7 Unforeseeable Emergency. Upon a finding by the Committee that the Participant has suffered a Unforeseeable Emergency, subject to compliance with Code Section 409A, the Administrator may at the request of the Participant, approve cessation of current deferrals or accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such financial hardship. The amount distributed pursuant to this Section 7.7 with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE 8

BENEFICIARY DESIGNATION

Each Participant and Beneficiary shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of death of the Participant or Beneficiary, as the case may be, prior to complete distribution of the Participant’s Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrator during the Participant’s or Beneficiary’s lifetime, as the case may be, on a form prescribed by the Administrator.

The filing of a new Beneficiary designation form by a Participant will cancel and revoke all Beneficiary designations previously filed by such Participant.

If a Participant or Beneficiary, as the case may be, fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or Beneficiary, as the case may be, or die prior to complete distribution of the Participant’s Benefits, then the Administrator shall direct the distribution of such Benefits to the estate of the Participant or Beneficiary, as the case may be.

ARTICLE 9

ADMINISTRATION OF THE PLAN

9.1 Committee. A Committee consisting of three (3) or more members shall be appointed by the Company’s Chief Executive Officer to administer the Plan, which shall have the exclusive right and full discretion (i) to appoint agents and service providers to act on its behalf, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iv) to make, amend and rescind such rules and procedures as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby, subject to the provisions of this Article 9. All decisions of the Committee shall be by vote of at least a majority of its members. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter that relates solely to such member’s interest in the Plan as a Participant. The current members of the Committee are the Chief Executive Officer; the Chief Financial Officer; the Senior Vice President, Human Resources; the Senior Vice President and General Counsel; the Vice President and Treasurer; the Vice President, Compensation and HRIS; the Vice President, Associate General Counsel and Assistant Secretary; the Vice President, Global Finance; the Manager, Corporate Finance and Investments, and the Director, Financial Reporting at the Company’s Miller Corporate Center. The Committee has designated the Vice President, Compensation and HRIS as the Administrator to carry out the day-to-day administration of the Plan. No member of the Committee or any other agent thereof including the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Committee and the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the Benefit claimed, the amount thereof, and the basis for claiming entitlement to such Benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for Benefits that is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action upon an adverse determination on review.

9.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents, information and data. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action upon an adverse determination on review.

ARTICLE 10

AMENDMENT OR TERMINATION OF PLAN

The Committee at the direction of the Chief Executive Officer or the Board of Directors of the Company, may amend the Plan; provided, however, that (i) no such amendment shall be effective to decrease the Benefits accrued by any Participant or Beneficiary of a deceased Participant (including, but not limited to, the rate of earnings credited on Accounts); (ii) no such amendment shall revise the substantive provisions of the Plan related to the calculation of Benefits (including, without limitation, the provisions of Article 6), the minimum number of Declared Rates or the manner or timing of payments to be made under the Plan so as to prejudice the rights of any Participant or Beneficiary, except to the extent required by law, and (iii) no amendment shall change the timing or form of Distributions or otherwise violate the provisions of Code Section 409A so as to result in the imposition of excise taxes. Notwithstanding the foregoing, the Company shall not terminate the Plan but may, in its complete and sole discretion, freeze the Plan and allow no further deferrals into this Plan on a prospective basis. Notwithstanding the foregoing, the Company or any Participating Subsidiary may accelerate distribution upon termination of the Plan in the event of a Change in Control subject to compliance with all requirements of Code Section 409A.

ARTICLE 11

MAINTENANCE OF ACCOUNTS

The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable for the administration of this Plan, and to reflect properly the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Account. Separate Accounts or records for the respective Participants’ Accounts shall be maintained for operational and accounting purposes, but no such Account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Accounts under this Plan from any other funds or property of the Company.

ARTICLE 12

MISCELLANEOUS

12.1 Applicable Law. Except to the extent preempted by ERISA and applicable substantive provisions of federal law, this Plan shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely therein.

12.2 Exempt ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Section 401 of ERISA, and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA.

12.3 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.4 Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder, shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company.

12.5 Limitation. A Participant and the Participant’s Beneficiary shall assume all risks in connection with the performance of any Declared Rate and any decrease in value of the Accounts, and none of the Company, any of its officers, employees, or directors, the Committee or the Administrator shall be liable or responsible therefor.

12.6 Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the Administrator with a copy to the Senior Vice President and General Counsel of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.7 Limits on Transfer. Other than by will, the laws of descent and distribution, or legal or judicial process related to dissolution of marriage, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or the Participant’s Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, alimony, liabilities or engagements, or torts of any Participant or Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

12.8 Satisfaction of Claims. Payments to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full or partial satisfaction of the Participant’s and/or Beneficiary’s claims against the Company for the compensation or other amounts deferred and relating to the Account and/or Benefits to which the payments relate.

12.9 Tax Withholding. The Participant or Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the crediting and payment of Benefits under the Plan. If no other arrangements are made, the Company shall have the right to deduct from amounts otherwise credited or payable in settlement of an Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such credit or payment.

12.10 Participant Cooperation. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Administrator in order to facilitate the payment of Benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to so cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative deferrals theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the first day on which he participates in the Plan or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no Benefits will be payable hereunder to such Participant of the deferrals theretofore made pursuant to this Plan, provided, that in the Committee’s sole discretion, Benefits may be payable in an amount reduced to compensate the Employer for any loss, cost, damage or expense suffered or incurred by the Employer as a result in any way of any such action, misstatement or nondisclosure.

12.11 Unfunded Status of Plan; Creation of Rabbi Trust. The Plan is intended to constitute an “unfunded” plan of deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company. The Company has established the Avery Dennison Corporation Executive Compensation Trust (“Rabbi Trust”). The assets of the Rabbi Trust shall be subject to the claims of the Company’s creditors. To the extent any Benefits provided under the Plan are actually paid to a Participant or Beneficiary from the Rabbi Trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such Benefits shall remain the obligation of, and shall be paid by, the Employer. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in or to any specific property or assets of the Employer, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Employer (“Policies”). Apart from the Rabbi Trust, such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and shall remain, the general, un-pledged, unrestricted assets of the Employer. The Employer’s obligations under the Plan shall be merely an unfunded and unsecured promise of The Employer to pay money in the future.

12.12 Waiver of Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the Benefits due hereunder, wherever such laws may be enacted, now or at any time hereafter in force, or which may affect the administration or performance of this Plan; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the realization of any Benefits to which the Participants hereunder are entitled, but will suffer and permit the realization of all such Benefits as though no such law had been enacted. The provisions of this Section 12.12 are not intended, however, to prevent compliance of the Plan with the provisions of Code Section 409A.

12.13 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

12.14 Waiver of Breach. The waiver by any party of any breach of any provision of the Plan by any other party shall not operate or be construed as a waiver of any subsequent breach.

12.15 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.